Exhibit 99.01

999 Waterside Drive, Suite 800 Norfolk, VA 23510 757-222-9500 (Phone) 757-222-9502 (Fax)

NEWS RELEASE

From: Lori Ann Peters, Director - Shared Services	June 16, 2005
(757) 222-9602	For Immediate Release

Royster-Clark Announces Filing of Preliminary Prospectus in Canada

New York, NY, June 16, 2005 —Royster-Clark, Inc. (“RCI”) together with its parent Royster-Clark Group, Inc. (“RCG”) today announced the proposed initial public offering, in Canada, of Income Deposit Securities (“IDSs”) to be issued by RCI’s affiliates Royster-Clark Ltd. (the “Company”), a newly formed Ontario company, and Royster-Clark ULC, a newly formed Nova Scotia unlimited liability corporation. The Company will hold all of the Class A Common Shares of RCG which will represent a controlling interest in RCG. Existing investors in RCG will hold all of the Class B and Class C Common Shares of RCG. On June 15, 2005, the Company and Royster-Clark ULC, a subsidiary of the Company, filed a preliminary prospectus with Canadian securities authorities in connection with the initial public offering by the Company of IDSs in Canada.

The IDSs will consist of common shares of the Company, and subordinated notes of Royster-Clark ULC, a subsidiary of The Company.

The IDSs and the securities comprising the IDSs have not been and will not be registered under the United States Securities Act of 1933, as amended, and may not be offered or sold in the United States absent registration or an applicable exemption from such registration requirements.

This news release contains forward-looking statements with respect to the timing and completion of the offering of the IDSs that are subject to risks and uncertainties. These statements are based on current expectations; actual results may differ materially. Among the factors that could cause actual results to differ materially are general business, market and economic conditions; weather conditions; constraints in the availability of products and materials required to conduct the company’s business; transportation constraints; market acceptance of the company’s products, including the failure of products to generate anticipated sales levels; and difficulties or delays in receiving required governmental or regulatory approvals.

For more information, contact Paul Murphy, 757-222-9513.

Royster-Clark, Press Release – June 16, 2005	Page 1 of 1